Exhibit 10(ee)

MASTER AMENDMENT

        THIS MASTER AMENDMENT, dated as of October 9, 2003 (the “Amendment”), is made by and between Seattle Systems, Inc., a California corporation formerly known as USMC Corp., which is the successor in interest to United States Manufacturing Company, LLC, a Delaware limited liability company (“USMC”) which merged with and into OPMC Acquisition Corp. on December 26, 2001 (collectively, the “Seattle Systems”), Hanger Orthopedic Group, Inc., a Delaware corporation (“Hanger”), Southern Prosthetic Supply, Inc., a Georgia corporation which is a wholly-owned subsidiary of Hanger (“SPS”), and DOBI-Symplex, Inc., a Delaware corporation formerly known as Seattle Orthopedic Group, Inc. (“SOGI”), to each of the following agreements between all or a portion of such parties: (i) Asset Purchase Agreement, dated as of October 9, 2001, between USMC, SOGI and Hanger (the “Asset Purchase Agreement”); (ii) the Supply Agreement, dated as of October 9, 2001, between USMC and Hanger (the “Supply Agreement”); and (iii) the Distributor Agreement, dated as of October 9, 2001, between USMC, SPS and Hanger (the “Distributor Agreement”).

        WHEREAS, pursuant to the terms of the Asset Purchase Agreement, SOGI and Hanger sold to USMC certain of the assets of SOGI and Hanger and a license to use certain other assets of Hanger (the “Acquisition”), and as part of the transactions involved in the Acquisition, USMC and Hanger entered into the Supply Agreement, and USMC, SPS and Hanger entered into the Distributor Agreement; and

        WHEREAS, Seattle Systems, Hanger, SPS, and SOGI now mutually desire to amend certain provisions of each of the Asset Purchase Agreement, the Supply Agreement and the Distributor Agreement as hereinafter provided.

        NOW, THEREFORE, in consideration of the mutual premises and agreements hereinafter contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

        1.       Amendment. Subject to the other provisions of this Amendment, each of the Asset Purchase Agreement, the Supply Agreement and the Distributor Agreement are hereby amended by the provisions of this Amendment. In the case of any conflict between the provisions of this Amendment and the provisions of the Asset Purchase Agreement, the Supply Agreement and/or the Distributor Agreement, the provisions of this Amendment shall supercede and control. All capitalized terms used in this Amendment shall have the same meanings given to such terms in each of the Asset Purchase Agreement, the Supply Agreement and the Distributor Agreement, as applicable, unless otherwise provided in this Amendment. All provisions of each of the Asset Purchase Agreement, the Supply Agreement and the Distributor Agreement which are not amended by the provisions of this Amendment shall continue in full force and effect without change. For purposes of the Supply Agreement and the Distributor Agreement, Seattle Systems shall also be known as the “Supplier” under those agreements. The Escrow Agreement, dated as of October 9, 2001 (the “Escrow Agreement”), between USMC, SOGI, Hanger and the Escrow Agent named therein is also amended pursuant to the terms of Amendment No. 1 to the Escrow Agreement as attached hereto as Exhibit “A.”

        2.       Term. The Term of the Supply Agreement is hereby amended by deleting the prior duration of each of the Supply Agreement and replacing such duration in its entirety with a new two (2) year period of time, commencing on October 9, 2003 and ending upon October 8, 2005 (the “Term”), which Term shall consist of the New First Purchase Year, commencing from October 9, 2003 and ending on October 8, 2004, and the New Second Purchase Year, commencing from October 9, 2004 and ending on October 8, 2005.

        3.       Minimum Annual Purchase Amounts. The Minimum Annual Purchase Amounts under the Supply Agreement are hereby amended by deleting all prior Minimum Annual Purchase Amounts in the Supply Agreement and replacing such Minimum Annual Purchase Amounts in the Supply Agreement in their entirety with the new requirement for Hanger and all of its subsidiaries, including but not limited to Southern Prosthetic Supply, Inc. (“SPS”), and the patient-care facilities of Hanger and its subsidiaries (the “Facilities”) (with Hanger and all of its subsidiaries, including but not limited to SPS, the Facilities and all subsidiaries of subsidiaries, being hereinafter collectively referred to throughout this Amendment as “Hanger”), to make Actual Purchases of Products from Seattle Systems in an amount equal to at least Nine Million Dollars ($9,000,000.00) during each of the New First Purchase Year and the New Second Purchase Year; provided, however, that notwithstanding anything contained in this Amendment, the Asset Purchase Agreement, the Supply Agreement or the Distributor Agreement to the contrary: (i) the provisions of Sections 3.5(i), 3.5(ii) and 3.5(iii) of the Supply Agreement shall continue in full force and effect with respect to the new Minimum Annual Purchase Amounts; (ii) all applicable provisions of the Supply Agreement, including but not limited to the provisions of Section 3.5(iv) of the Supply Agreement, are hereby amended to provide that all purchases by Hanger in each of the New First Purchase Year and the New Second Purchase Year shall be consolidated and included in the Actual Purchases of Products in each such new Purchase Year without any subtraction of any sales by SPS of Products to third-party purchasers; (iii) the provisions of Section 3.5(v) of the Supply Agreement are hereby deleted; (iv) all applicable provisions of the Distributor Agreement, including but not limited to the provisions of Section 7.6 of the Distributor Agreement, are hereby amended to provide that all purchases by Hanger in each of the New First Purchase Year and the New Second Purchase Year shall be consolidated and included in the purchases of Products in each such new Purchase Year without any exclusion of any sales by SPS of Products to third-party purchasers, with the result being that any purchases of Products by Hanger (which includes SPS) from Seattle Systems which exceed Nine Million Dollars ($9,000,000.00) during the New First Purchase Year and/or the New Second Purchase Year shall be deemed to be Qualifying Products, regardless of to whom Hanger (through SPS or otherwise) sells such Products; and (v) the definition of “Actual Purchases” in Section 3.4(b)(ii) of the Supply Agreement is hereby amended to hereafter be as follows: “Actual Purchases” means the gross amount of Purchase Orders submitted by Hanger to Supplier during the relevant Purchase Year for purchases of all Products (including any components ordered by Hanger), after applying any adjustments for returns and subject to the calculation as provided in Section 3.5; provided, however, that in the event Hanger submits Purchase Orders for Products within a Purchase Year but Supplier is unable to manufacture and deliver such Products within that same Purchase Year, then notwithstanding anything contained in this Agreement to the contrary, the amount of such Products so ordered by Hanger within such Purchase Year shall be included as Actual Purchases by Hanger for that same Purchase Year”.

        4.       Minimum Monthly Purchase Amounts. The following new Section 3.5A is hereby added to the Supply Agreement: “Section 3.5A. Monthly Purchase Floor. Hanger agrees to use commercially reasonable efforts to submit Purchase Orders each month to Seattle Systems in an amount equal to at least one-twelfth (1/12) of ninety percent (90%) of the Minimum Annual Purchase Amount, as adjusted by any applicable discounts, credits or other adjustments applicable under the Supply Agreement.”

        5.       Release of Escrow Amounts. As of the date of this Amendment, Two Million Dollars ($2,000,000.00) has been unconditionally released to Hanger from the original escrow amount of Three Million Dollars ($3,000,000.00). The parties agree that the Asset Purchase Agreement and the Supply Agreement are hereby amended to provide that the remaining One Million Dollars ($1,000,000.00) in the escrow account shall be promptly released to Hanger in the following amounts and in the following events: (i) in the event Hanger makes Actual Purchases of Products from Seattle Systems in an amount equal to or greater than Nine Million Dollars ($9,000,000.00) during the New First Purchase Year in the manner that such Actual Purchases are calculated under the terms of the Supply Agreement, then Five Hundred Thousand Dollars ($500,000.00) of such escrow amount shall be released to Hanger within thirty (30) days of the date on which Hanger has made such Actual Purchases from Seattle Systems under the terms of the Supply Agreement; and (ii) in the event Hanger makes Actual Purchases of Products from Seattle Systems in an amount equal to or greater than Nine Million Dollars ($9,000,000.00) during the New Second Purchase Year in the manner that such Actual Purchases are calculated under the terms of the Supply Agreement, then the remaining Five Hundred Thousand Dollars ($500,000.00) of such escrow amount shall be released to Hanger within thirty (30) days of the date on which Hanger has made such Actual Purchases from Seattle Systems under the terms of the Supply Agreement.

        6.       Periodic Reports. Seattle Systems shall deliver to Hanger, on or before January 15, 2004, a Master Monthly Account Statement and a Master Monthly Delivery Performance Statement in the forms attached hereto as Exhibits D-3A and D-3B, respectively, for the months of October, November and December 2003, with each such subsequent monthly report thereafter during the new two-year term of the Supply Agreement being delivered by Seattle Systems to Hanger within ten (10) days of the month immediately following the month to which such report then relates. Hanger will use its best efforts to provide to Seattle Systems non-binding rolling 3-month forecasts of Hanger’s requirements for Products at least two (2) weeks prior to the beginning of each 3-month period in each such forecast. Hanger will also use its best efforts to provide Seattle Systems with non-binding estimated adjustments each month to such non-binding rolling 3-month forecasts, which Hanger will use its best efforts to provide to Seattle Systems during the first ten (10) days of the month immediately preceding the month set forth in such monthly forecast. The last sentence of Section 2.8(a) of the Supply Agreement is hereby amended by deleting such sentence and replacing it in its entirety with the following new sentences: “Supplier further agrees that within ten (10) calendar days after the end of each calendar monthly period during the term of this Agreement, Supplier shall provide Hanger with a Masterly Monthly Account Statement regarding outstanding unpaid invoices and amounts due from Hanger to Seattle Systems as of the immediately preceding calendar month, invoices and amounts for which Seattle Systems has been paid by Hanger in the immediately preceding calendar month and any outstanding balance then due from Hanger to Seattle Systems as of the date of such Masterly Monthly Account Statement, which Masterly Monthly Account Statement shall be in the form attached to this Agreement as Exhibit D-3A and which Masterly Monthly Account Statement the parties shall work together to reconcile each month. Supplier also agrees that within ten (10) calendar days after the end of each calendar monthly period during the term of this Agreement, Supplier shall provide Hanger with a Masterly Monthly Delivery Performance Statement regarding Products ordered by Hanger, the dates that Seattle Systems shipped such Products and any other shipping performance, and the credits earned by Hanger in the immediately preceding calendar month, which Masterly Monthly Delivery Performance Statement shall be in the form attached to this Agreement as Exhibit D-3B and which Masterly Monthly Delivery Performance Statement the parties shall work together to reconcile each month.” In addition to the Annual Report provided by Hanger to Seattle Systems under Section 2.8(b) of the Supply Agreement, Hanger shall also provide Seattle Systems with a quarterly report for each calendar quarter consisting of the purchases of Products by Hanger from Seattle Systems during that quarterly period which were resold by Hanger to third-party, non-Hanger purchasers, with such report to consist of only the Product code, Product description and sale price per each State from which such third-party product sales were generated by Hanger, with such quarterly report to be provided by Hanger to Seattle Systems within ten (10) business days after the end of each calendar quarterly period during the term of the Supply Agreement.

        7.       Invoices andPayment Terms. The following new sentence which was previously in Section 3.4(b)(ii) of the Supply Agreement is hereby added to Section 2.4(a) of the supply Agreement: “Supplier shall invoice for all purchases of Products hereunder as of the date on which the Supplier ships the Products which are the subject of such invoice.” All cash on delivery (“COD”) provisions contained in the Supply Agreement and the Distributor Agreement are hereby deleted in their entirety, including but not limited to (i) the retention of the first two existing sentences of Section 2.4(b) of the Supply Agreement and the deletion of all other provisions of Section 2.4(b) of the Supply Agreement and (ii) the retention of the first two existing sentences of Section 6.4(b) of the Distributor Agreement and the deletion of all other provisions of Section 6.4(b) of the Distributor Agreement. Section 2.4(c) of the Supply Agreement and Section 6.4(c) of the Distributor Agreement are hereby amended by the deletion of all the existing provisions thereof and the replacement of those Sections with the following new text: “(c) Payment Discounts. In addition to all other discounts, rebates, benefits and price reductions contained in this Agreement, as amended, the Price for each Product during the new 2-year Term of this Agreement, shall be as follows: (i) during the period from October 9, 2003 to January 30, 2004, the Prices for each Product shall continue to be the same Prices without change that have been charged to Hanger as of September 30, 2003, with Hanger receiving an early payment discount from Supplier against Invoiced amounts equal to two percent (2%) for payments received or postmarked within fifteen (15) days of the later of either the Invoice date or the shipment date, (ii) during the period of January 31, 2004 to October 8, 2004, the new Prices as set forth on Exhibit “X” hereto shall be in effect, and (iii) Supplier may make one additional change in the Prices on or after October 9, 2004 for the period of October 9, 2004 to October 8, 2005. Notwithstanding the foregoing, commencing from January 31, 2004 and ending on October 8, 2005, in the event Supplier does not receive payment for an invoiced amount within twenty-five (25) days of the later of either the Invoice Date or the shipping date, then a two percent (2%) charge back shall be assessed by Supplier to Hanger on such invoiced amount.”

        8.       Price Discounts on Products. Section 3.4(a) of the Supply Agreement is hereby amended to change the discount contained in Section 3.4(a)(i) to 26.5% from 25% as a result of the new Prices as set forth on Exhibit “X” hereto. Section 3.5(b)(i) of the Supply Agreement is hereby deleted and replaced in its entirety with the following: “(i) In the event Hanger makes Actual Purchases of Products from Supplier during any Purchase Year in excess of $9,000,000 in the New First Purchase Year or $9,000,000 in the New Second Purchase Year, then Supplier will give Hanger a credit against future Actual Purchases of Products in an amount equal to the sum of (A) two percent (2%) of the amount by which Actual Purchases made for the account of or for resale to Hanger or its Facilities for such Purchase Year are in excess of $7,000,000 in the New First Purchase Year or in the New Second Purchase Year, plus (B) four percent (4%) of the amount by which Actual Purchases made for the account of or for resale to Hanger or its Facilities in such Purchase Year equal or are in excess of $9,000,000 in any such Purchase Year.” The following new subparagraph (c) is hereby added to Section 3.4 of the Supply Agreement: “(c) Purchase Floor Rebate. In addition to all other discounts, rebates, benefits and price reductions contained in the Supply Agreement and the Distributor Agreement, as amended, Supplier shall also provide Hanger with an additional rebate equal to five percent (5%) of Actual Purchases of Products in the event (i) Hanger makes Actual Purchases of Products in an amount equal to or greater than Nine Million Dollars ($9,000,000.00) during the New First Purchase Year in the manner that such Actual Purchases are calculated under the terms of the Supply Agreement and/or (ii) Hanger makes Actual Purchases of Products in an amount equal to or greater than Nine Million Dollars ($9,000,000.00) during the New Second Purchase Year in the manner that such Actual Purchases are calculated under the terms of the Supply Agreement, with Hanger being able to utilize and apply all earned credits, rebates and other benefits under the Supply Agreement to satisfy such Minimum Annual Purchase Amounts, and in the event any amount of credits or rebates remain unused by Hanger at the end of the twelve (12) month period immediately following the end of the New Second Purchase Year, then Supplier shall pay such remaining, unused amount of credits and/or rebates to Hanger in cash within thirty (30) days after the end of the twelve (12) month period immediately following the end of the New Second Purchase Year. Except as otherwise provided in this Amendment, nothing contained in this Amendment shall affect the other discounts, rebates, benefits and price reductions contained in the existing provisions of each of the Supply Agreement and the Distributor Agreement, except only that in the event Hanger submits Purchase Orders of less than Six Hundred Seventy-Five Thousand Dollars ($675,000.00) in any calendar month during the period of time commencing on January 1, 2004 and ending upon October 8, 2005 (a “Monthly Shortfall Amount”), then the aggregate amount, if any, of the Monthly Shortfall Amounts shall be deducted only from the amount of the aforementioned five percent (5%) rebate, if earned, at the end of the Purchase Year in which it occurred.” The Parties agree that such five percent (5%) rebate shall apply only to the aggregate Actual Purchases of Products made by Hanger in each of the New First Purchase Year and the New Second Purchase Year.

        9.       Delivery of Products. In the event the actual shipping date for any Product shipped by Seattle Systems from and after October 9, 2003 and up to and including January 9, 2004 exceeds the Product Shipping Due Date, then Hanger shall not be granted a Late Shipment Credit on such Products, but thereafter Hanger shall be granted a Late Shipment Credit for any Late Shipments made by Seattle Systems from and after January 10, 2004; provided, however, that Hanger shall not receive any Late Shipment Credit for the portion of any order of Products in any calendar month which is more than double the amount of the average monthly Product purchases as estimated in the 3-month forecast provided by Hanger to Seattle Systems for the period of time in which such an excessive order is actually made by Hanger; provided, however, that the estimated monthly adjustments from Hanger to such 3-month forecasts from Hanger shall not affect nor change such 3-month forecast for purposes of determining such limitation on Late Shipment Credits. The following new Section 2.2A is hereby added to the Supply Agreement: “Section 2.2A. Extended Delivery. Supplier and Hanger hereby agree that the Products listed on Exhibit “X” to this Amendment shall have the prices and delivery times for such Products as set forth on Exhibit “X”, with the Prices and Product Shipping Due Dates for all Products being adjusted as provided in Exhibit “X”, which Exhibit “X” shall replace Exhibits “A,” “B” and “C” under the Supply Agreement.

        10.       Acceptance of Products. Section 2.3 of the Supply Agreement is hereby amended to provide that with respect to Products which are rejected by Hanger, the following shall apply: (i) in the event the rejected Product is a Qualifying Rejected Product, then Hanger shall ship such Qualifying Rejected Product to Seattle Systems within fifteen (15) business days of the date on which Hanger gives notice to Seattle Systems that Hanger is rejecting such Qualifying Rejected Product; (ii) in the event the rejected Product is not a Qualifying Rejected Product, then Hanger shall ship such rejected Product to Seattle Systems within fifteen (15) business days of the date on which Seattle Systems delivers a written confirmation to Hanger which approves the written rejection notice of Hanger with respect to such rejected Product; and (iii) in the event Seattle Systems issues a credit to Hanger for the Price of a Qualifying Rejected Product, then Seattle Systems shall also issue a credit to Hanger, in lieu of any cash refund, for all of Hanger’s shipping costs and shipping charges with respect to such Qualifying Rejected Product.

        11.       Pricing Adjustments. The following new last sentence is added to the end of Section 3.3(a) of the Supply Agreement: “The new Prices as set forth on Exhibit “X” hereto will become effective on January 31, 2004 and any other changes to any Prices shall be the subject of further negotiation between Hanger and Supplier and upon the mutual agreement, if any, between the parties with respect thereto, any mutually agreed upon prices will become effective as of any mutually agreed upon date. Any other increase in Base Prices shall be effective no earlier that October 9, 2004. All Prices shall remain subject to all other provisions of the Supply Agreement, including but not limited to the provisions of Section 3.6 “Best Customer Prices” of the supply Agreement.”

        12.       Representations and Warranties of Supplier. The first existing sentence of Section 8.4(a) of the Supply Agreement is hereby amended to provide that the Supplier is a corporation, validly existing and in good standing under the laws of the State of California.

        13.       Notices. The existing notice provisions in each of the Asset Purchase Agreement, Supply Agreement and Distributor Agreement are hereby amended by the replacement of the existing names and addresses contained therein with the following names and addresses for purposes of any and all notices under any such agreements:

If to Supplier:	Seattle Systems, Inc. 26296 Twelve Trees Lane Poulsbo, Washington 98370 Attention: President Telephone: (360) 697-5656 Telecopy: (360)697-5763
With a copy to:	Michael Best & Friedrich 100 East Wisconsin Avenue Suite 3300 Milwaukee, WI 53202 Attention: John A. Busch Telephone: (414) 271-6560 ext. 3294 Telecopy: (414) 277-0656
If to Hanger:	Hanger Orthopedic Group, Inc. Two Bethesda Metro Center, Suite 1200 Bethesda, Maryland 20814 Attention: President Telephone: (301) 986-0701 Telecopy: (301) 652-8307
With a copy to:	Southern Prosthetic Supply, Inc. 6025 Shiloh Road, Suite A Alpharetta, Georgia 30009 Attention: President Telephone: 678-455-8877 Telecopy: 800-288-5607
With a copy to:	Foley & Lardner 3000 K Street, N.W., Suite 500 Washington D.C. 20007 Attention: Jay W. Freedman, Esq. Telephone: (202) 295-4008 Telecopy: (202) 672-5399

        14.       No Other Changes. Except as otherwise provided in this Amendment, no other provisions of the Asset Purchase Agreement, Supply Agreement and/or Distributor Agreement are changed, and such remaining provisions of each such agreement shall continue in full force and effect without change.

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

SEATTLE SYSTEMS, INC.		HANGER ORTHOPEDIC GROUP, INC.
By:		By:
	Name: Title:		Ivan R. Sabel Chairman and Chief Executive Officer
SOUTHERN PROSTHETIC SUPPLY, INC.		DOBI-SYMPLEX, INC.
By:		By:
	Ron May President		Ivan R. Sabel President

Exhibit A –Amendment No. 1 to Escrow Agreement
Exhibit D-3A – Master Monthly Account Statement
Exhibit D-3B – Master Monthly Delivery Performance Statement
Exhibit X – Products, Prices and Product Delivery Dates

8